DTSI SUMMARY AS OF 5/11/15

Since 1993, DTS, Inc. (Nasdaq: DTSI) has been dedicated to making the world sound better. Through its pioneering audio solutions for mobile devices, home theater systems, cinemas and beyond, DTS provides incredibly high-quality, immersive and engaging audio experiences to listeners everywhere. DTS technology is integrated in more than two billion devices globally, and the world's leading video and music streaming services are increasingly choosing DTS to deliver premium sound to their listeners' network-connected devices.

Stock/Financial Information (as of 3/31/15)

Price per share	$34.07
50 Day Average Volume	179,028
Shares Outstanding	17.6M
Market Cap	$600M
Cash & Investments	$104.8M
OCF Year-to-Date	$4.1M

FY Financial Highlights and 2015 Outlook ($ Millions, except per share data)

	2012	2013	2014	2015E
Revenue	$100.6	$125.1	$143.9	$148-$155
EPS – GAAP	$(0.91)	$0.86	$1.55	$0.80-$0.90
EPS – Non-GAAP*	$0.24	$1.07	$1.55	$1.65-$1.75

IR CONTACT: Geri Weinfeld, Director of Investor Relations, Geri.Weinfeld@dts.com

Making the World Sound Better

Over 400 product manufacturers and integrated circuit licensees to date

More than 2 billion products shipped with DTS technologies to date

A constant catalyst for higher fidelity entertainment experiences

Rapidly expanding, industry first innovative technologies

Delivering complete solutions for a connected world

Best-in-class end-to-end audio solutions

Global customer service and support

DTS is a trusted industry partner


PERSONAL COMPUTERS
TV
MOBILE
AUTOMOTIVE

This datasheet contains statements that are forward-looking in nature, including all statements regarding DTS's fiscal 2015 outlook and performance (which are as of May 11, 2015), and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. Certain of these and other risks are set forth in more detail in DTS's public filings with the Securities and Exchange Commission, including DTS's Form 10-K and 10-Q, available at www.sec.gov. DTS does not assume any responsibility to update or revise any such forward-looking statements should circumstances change.

*Excludes the impact of certain items and the related tax effects, including stock-based compensation costs, amortization of intangible assets, change in fair value of contingent consideration, impairment of intangibles, acquisition and integration costs, and restructuring and realignment costs, as applicable. The Company's 2013 tax rates were subject to significant volatility while management worked to address a three year cumulative tax loss situation in the U.S. For Non-GAAP purposes, the Company is utilizing a normalized rate of 30% in 2015, 2014 and 2013 and a rate of 40% in 2012.

Q1 2015 Revenue by Market


Other
Home AV
Blu-ray
Automotive
Network Connected*

*Includes primarily TV, PC, mobile and wireless speakers

Trends Driving Digital Media & Connected Devices

Sound matters. Consumers and manufacturers alike are increasingly recognizing that sound quality is a critical product differentiator for on-the-go entertainment. A recent study conducted by Neuro-Insight showed an overall increase in enjoyment of 42% across all video resolutions when DTS Headphone:X™ audio was added. In contrast, changes in the quality of video resolution with standard audio had little to no impact.

Consumers are increasingly looking for transportability of their entertainment. Content must now be capable of being played anywhere, any time, on any device. As such, devices must be able to play content that originated from any source and in any format. There is tremendous consumer demand for the next-generation audio experience, on-the-go or in the home – to operate seamlessly across different brands of phones, tablets, PCs, A/V equipment, speakers and headphones.

Industry Growth Projections


2015
2018

	CAGR	Estimated 2015 DTS Mkt Share*
Wireless Speakers	14%	~25%
TV	3%	~50%
PC	0%	~20%
Mobile	8%	<10%

*Market Data Sources: IDC, Parks Associates, HIS, CEA, JEITA and DTS internal market research

This datasheet contains statements that are forward-looking in nature, including all statements regarding DTS's fiscal 2015 outlook and performance (which are as of May 11, 2015), and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. Certain of these and other risks are set forth in more detail in DTS's public filings with the Securities and Exchange Commission, including DTS's Form 10-K and 10-Q, available at www.sec.gov. DTS does not assume any responsibility to update or revise any such forward-looking statements should circumstances change.

2015 Outlook and Assumptions

	Low-End GAAP	High-End GAAP	Low-End Non-GAAP*	High-End Non-GAAP*
Revenue	$148M	$155M	$148M	$155M
Op Margin	13%	15%	26%	30%
EPS	$0.80	$0.90	$1.65	$1.75

Market	% of Total Revenue
Network Connected	>50%
Blu-ray	~20%
Automotive	~10%
Home AV	<15%

Recent Highlights

Wireless Audio

Spotify has joined the DTS Play-Fi® ecosystem. Spotify Premium subscribers can now stream their favorite music in the highest quality over their existing Wi-Fi network to their favorite connected speaker brands that incorporate Play-Fi technology, including Definitive Technology, Phorus, Polk Audio and Wren. Spotify features more than 30 million songs available to its base of more than 15 million Spotify Premium subscribers.

Mobile

Headphone:X technology will be available on select smartphone models from top Chinese brands Huawei, Letv, nubia and vivo later this year.

Content

Our premium technology, DTS-*HD* multi-channel surround sound was integrated into the Tmall Box, a set-top-box operated by the digital entertainment unit of Alibaba Group.

Next-Generation Immersive Audio

We unveiled DTS:X™, our newest codec, in April 2015. This next generation object based audio format is designed to support more immersive entertainment experiences, whether in the cinema, at home, or on mobile. To date we have more than a dozen studios and mixing stages in the U.S. and Canada evaluating the DTS: MDA Creator Tool as a way to encode their content in DTS:X, and we have developed strategic partnerships with:

- GDC Technology, a leading global digital cinema solutions provider, serving more than 40,000 screens in Asia,
- QSC and USL, two leading cinema audio systems and solutions companies, and;
- Carmike Cinemas, one of the largest motion picture exhibitors in the U.S.

This datasheet contains statements that are forward-looking in nature, including all statements regarding DTS's fiscal 2015 outlook and performance (which are as of May 11, 2015), and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. Certain of these and other risks are set forth in more detail in DTS's public filings with the Securities and Exchange Commission, including DTS's Form 10-K and 10-Q, available at www.sec.gov. DTS does not assume any responsibility to update or revise any such forward-looking statements should circumstances change.

*Excludes the impact of certain items and the related tax effects, including stock-based compensation costs, amortization of intangible assets, change in fair value of contingent consideration, impairment of intangibles, acquisition and integration costs, and restructuring and realignment costs, as applicable. For Non-GAAP purposes, the Company is utilizing a normalized rate of 30% in 2015, 2014 and 2013, and a rate of 40% in 2012.